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                         UNITED STATES PROPERTIES, INC.
                            ONE MONTAGE MOUNTAIN ROAD
                              MOOSIC, PA 18507-1777

                                                              February 18, 1997

Andreas V. Kissal
426 East 85th Street, #3A
New York, New York 10028

Dear Mr. Kissal:

                  As used in this Agreement, you are hereinafter called the Employee, and we are hereinafter called the Employer.

                  You have indicated that you wish to be employed by us, and we have indicated a willingness to employ you, under the terms and conditions hereinafter set forth. It is therefore agreed as follows:

                  1. Employment. The Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

                  2. Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on March 1, 1997, and shall terminate on February 28, 1999.

                  3. Compensation. For all services rendered by the Employee under this Agreement, the Employer shall pay the Employee on hundred-fifty thousand ($150,000.00) dollars per annum, payable in bi-weekly installments of $5,769.23, during the full term of the Employee's employment. In addition, the Employer shall pay the Employee 10% of the Employer's pre-tax profits above the sum of $1,000,000 per each 12 month period earned by the Employer during the term of this Agreement, as determined by the Employer's accountants in accordance with generally accepted accounting principles, and such amounts of incentive and bonus compensation under any present or future incentive or bonus plan of the Employer as may in the judgment of its Board of Directors be deemed appropriate. No compensation shall be payable to the Employer under any of the following conditions: a) the Employee is in default under the terms of this Agreement; b) the Employee resigns from the employ of the Employer; c) the Employee is absent from his employment for a continuous period of more than four
(4) weeks; or d)the Employee is terminated for cause pursuant to paragraph 11 of this Agreement. Compensation provided for herein is in lieu of all other compensation and benefits. The Employee shall not be entitled to any health, insurance, or other fringe benefits from the Employer except for such that the Employee's Board of Directors deems appropriate in the future pursuant to formal board resolution. In addition to the foregoing, the Employee is hereby granted the option to purchase 22,500 share of the Employer's common stock pursuant to paragraph 4 of the Employer's "Key Employee Incentive Stock Option Plan".


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                  4. Duties. The Employee is engaged a President and Chief
Executive Officer of the Employer. The precise services of the Employee may be extended or curtailed, from time to time, at the direction of the Employer. If the Employee is elected or appointed a director of the Employer during the term of this Agreement, the Employee will serve in such capacity without further additional compensation, but nothing herein shall be construed as requiring the Employer, or anybody else, to cause the election or appointment of the Employee as such director. The Employee's job description is more particularly set forth in Exhibit 1 annexed hereto.

                  5. Extent of services. The Employee shall devote his entire time, attention, and energies to the business of the Employer, and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage.

                  6. Working facilities. The Employee shall be furnished with a computer and such facilities and services in the City of New York as the Employer may determine is suitable to the Employee's position and adequate for the performance of the Employee's duties.

                  7. Disclosure of information. The Employee recognizes and acknowledges that the Employer's confidential sales, brokerage, and marketing methods, and the confidential list of the Employer's customers, suppliers, and business contacts, as same may exist from time to time, are valuable, special, and unique assets of the Employer's business. The Employee will not, during or after the term of his employment, disclose the Employer's confidential sales, brokerage, or marketing methods, or the confidential list of the Employer's customers, suppliers, or business contacts, or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.

                  8. Expenses. Subject to the Employer's prior written approval, the Employee may be authorized to incur reasonable expenses for promoting the business of the Employer, including expenses for entertainment, travel, and similar items. The Employer will reimburse the Employee for all such approved expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures.

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                  9. Vacations. The Employee shall be entitled each year to four
(4) weeks of vacation in accordance with the Employer's present or future vacation program now or hereinafter in effect for executive personnel, during which time the Employee's salary shall be paid in full.

                  10. Disability. Notwithstanding anything herein to the contrary, the Employer may terminate this Agreement at any time after the Employee shall be absent from his employment, for whatever cause, for a continuous period of more than four (4) weeks, and all obligations of the Employer hereunder shall cease upon any such termination.

                  11. Termination for Cause. The Employer may terminate this Agreement without liability (other than for payments accrued to the date of termination) if the Employee's employment is terminated "for cause". The term "for cause" shall mean, for the purposes of this Agreement (i) a material breach by Employee of the provisions of this Agreement, (ii) the commission by Employee of a fraud against the Employer or the conviction of Employee for committing, aiding, or abetting a felony, a fraud, a crime involving a moral turpitude or a business crime, or (iii) the knowing possession or use of illegal drugs or prohibited substances, unless pursuant to a prescription authorized by a licensed medical practitioner, the excessive drinking of alcoholic beverages which impairs the Employee's ability to perform his duties hereunder, or the appearance (reasonably determined) during hours of employment of being under the influence of such drugs, substances or alcohol.

                  12. Employee Covenants. The Employee further agrees as follows:

                  (a) That it is a material inducement for the Employer to enter into this Agreement that the Employee shall not compete with the Employer as hereinafter provided. Accordingly, during this term of this Agreement, or any extensions thereof, the Employee shall not (1) engage in any barter, brokerage, sales, or sales promotion activity (whether or not resulting in the consummation of such activities) that concerns products or services of the same or similar type and use hereinbefore or hereafter sold, marketed, brokered, or bartered by the Employer, when such sales, sales promotion, brokerage or bartering activity directly or indirectly involves any solicitation effort by the Employee directed to any prospective party which has dealt with the Employer at any time during the term of this Agreement, or who dealt with the Employer at any time prior to the execution of this Agreement, and (2) directly or indirectly, alone or as a member of a partnership or as an officer, director, agent or employee of an other person, firm or corporation, own, manage, operate, join, control, be employed by, broker, or participate in the ownership, management operation or control of, or be

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connected in any manner with any business of developing, producing, brokering, bartering, or marketing products or services which are competitive with the business of the Employer.

                  (b) The Employee shall notify the Employer of business contacts or improvements to the methods of the Employer developed by him during the term of this Agreement. All such improvements or business contacts shall be the exclusive property of the Employer.

                  (c) The Employee expressly agrees and acknowledges that any breach or threatened breach by the Employee of paragraph 7, or of this paragraph 12, will cause irreparable damage to the Employer for which monetary damages will be an inadequate remedy, and that the damages flowing from such breach are not readily susceptible to be measured in monetary terms. Accordingly, in addition to all of the Employer's rights and remedies under this Agreement, including but not limited to the right of recovery of monetary damages from the Employee, the Employer shall be entitled, and the Employee hereby consents to issuance by any court of competent jurisdiction of temporary, preliminary and permanent injunctions, without bond, enjoining any such breach or threatened breach by the Employee. The Employee's sole remedy in the event of any injunction or order shall be dissolution thereof, if warranted, upon duly held hearing in a court of competent jurisdiction.

                  13. Waiver. No provisions of this Agreement shall be or be deemed to be waived or modified unless the same be in writing and in each waiver, if any, shall be a waiver only with respect to the specific instance involved.

                  14. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of their respective heirs, legal representatives, successors, and assigns of Employer and Employee.

                  Please be kind enough to confirm the foregoing by signing and returning the enclosed copy of this Agreement, thereby making this Agreement a binding legal agreement between us.

                                      Yours truly,
                                      United States Properties, Inc.,
                                      Employer

                                      By:  /s/ Jeffrey R. Pirhalla
                                           ---------------------------------
                                           Jeffrey R. Pirhalla, President

ACCEPTED AND AGREED:


/s/ Andreas V. Kissal
---------------------------
Andreas V. Kissal, Employee

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                           POSITION RESPONSIBILITIES:

1.  Manage USP by promoting and assuring success of USP's business goals:

    a. The creation of a national network for the disposal of real estate and other financial assets through corporate trading, cash investments of a combination thereof.
    b. The ability to make opportunistic cash investments related to the disposal of real estate and other financial assets.
    c. The sourcing of commodity trading opportunities which enhance the ability of Active International to close transactions sourced by USP.

2. Work with ownership to establish key operating goals including: revenues, expense targets, pre-tax profits, growth and related activities.

3.  Manage all operating functions within USP to assure meeting operating goals.

    a. Recommend/approve all staff changes/hires.

4. Create/Assist in the Creation of/Manage a nationwide commercial real estate network to source transactions for investment/trade finance solutions.

    a. Establish/help establish operating systems and working guidelines.
    b. Set transaction success criteria.
    c. Create/review national marketing presence including the preparation of materials and managing media relations.
    d. Manage/monitor transactions to assure timely closing.

5. Manage the interface with Active International as the sole source of any trade finance structure brought to any real estate transactions sourced by USP. Perform all functions necessary to assure timely closings to realize goals for this segment of the business.

    a. Work with AI's senior management and assigned salesman to assure timely closing.
    b. Interface with broker/client to assure trust and confidence in USP's ability to close transactions in a timely manner.

6. Identify and assist in the sourcing of strategic trading opportunities which expedite the closing of trade finance transactions with Active International and which help meet key strategic business goals.

    a. Manage interface with/monitor Trade Finance activities at Active: (sales, commodity trading and new initiatives) and at Global Countertrade.
    b. Screen initiatives and manage progress and performance of Active (in short, avoid PECO-type confusion).

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                           POSITION RESPONSIBILITIES
                                  (Continued)


7.  Source investment opportunities appropriate to USP business goals.

    a. Source investment opportunities consistent with USP's business goals.
    b. Recommend new initiatives/investments as appropriate to ownership which enhance USP's ability to close transactions.